EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@bibicoff.com

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2005

Return to Profitability Anticipated by Q3

DALLAS, TX., MAY 12, 2005 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the first quarter ended March 31, 2005.

For the first quarter ended March 31, 2005, consolidated revenues were $21,128,000, an increase of 16.2%, as compared with $18,181,000 in the same quarter last year. Net loss for the first quarter was $1,216,000, or $0.15 per share, compared with a net loss of $274,000, or $0.04 per share, in the prior year period.

Home Improvement Operations: Since October 2003, the Company’s home improvement operations have been engaged in an aggressive expansion program with The Home Depot. In the first quarter 2005, the Company’s interior products business segment opened four new kitchen and bath sales and installation centers in Phoenix, Arizona, Las Vegas, Nevada, St. Louis, Missouri, and Milwaukee, Wisconsin, representing 75 stores. At March 31, 2005, the Company’s kitchen and bath refacing products and services were available to The Home Depot customers in over 395 stores in designated markets in the Western and Midwest United States as compared with 130 stores at the end of the first quarter in 2004.

In the Company’s interior products business, revenues for the first quarter ended March 31, 2005 were $17,128,000, an increase of 42.6%, as compared with $12,014,000 for the first quarter 2004. Net income from continuing operations was $82,000 in the first quarter 2005 as compared with a net loss of $100,000 for the same quarter last year.

“Our financial performance for the quarter in our interior products business was right in line with expectations,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “Although we routinely incur operating losses in new markets, we exceeded our revenue goals in this business segment. We now have a number of maturing The Home Depot markets in our interior products business. Consequently, I believe that operating losses resulting from opening new markets will have a diminishing negative impact on our overall future financial performance.”

In the first quarter 2005, USHS’s exterior products business opened a new sales and installation center in Chicago, Illinois to serve The Home Depot customers in the greater Chicago and Milwaukee markets. The Chicago deck operation is the initial market in which the Company will not manufacture its own decks but will purchase deck components manufactured by Universal Forest Products, Inc. pursuant to a manufacturing outsourcing agreement. At March 31, 2005, USHS’s deck products and services were available to The Home Depot customers in approximately 330 The Home Depot stores as compared with 150 stores at the end of the first quarter in 2004.

Revenues for the Company’s exterior products business for the first quarter ended March 31, 2005 were $2,495,000 as compared with $4,752,000 in the same quarter last year. Net loss was $1,193,000 as compared with a loss of $154,000 for the same period.

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Exhibit 99.1 – Page 1

USHS REPORTS Q1 2005 RESULTS	PAGE TWO

“In our exterior products business, extreme winter weather conditions in the Northeast during January and February adversely affected our ability to complete installations of deck products in the first quarter 2005,” said Gross. “As a result, we were unable to generate sufficient revenues which resulted in an operating loss in the period. Our backlog of uncompleted deck contracts increased 70% from $2,446,000 at December 31, 2004 to $4,163,000 at March 31, 2005.”

Gross continued, “Since October 2004 we have taken a number of actions to return our deck operation to profitability. Measures we’ve undertaken include work force reductions and re-assignment of certain personnel, enhancements to our marketing and sales programs to increase customer leads, re-building our deck product sales force and reorganizing our deck operations management.

“In addition, today we announced that effective May 30, 2005 we will cease manufacturing wood decks at our Glen Mills, Pennsylvania, Westborough, Massachusetts, and Bridgeport, Connecticut, facilities. This action will reduce a significant portion of the staffing and fixed expenses associated with operating deck manufacturing facilities. We will continue to operate deck sales and installation centers in these markets and will transition the Glen Mills and Westborough manufacturing facilities into distribution and warehouse centers. We will reassign some of our manufacturing personnel to manage and operate the warehouse facilities and others to supplement the installation workforce in these markets. We also plan to transfer certain personnel to our deck manufacturing facilities in Woodbridge, Virginia. I am confident that the actions we have taken to date are important steps toward our USA Deck operations return to profitability later this year.”

Gross concluded, “As we continue to enter new markets with The Home Depot, delivering consistent operating results will require continued vigilance and quick response to operating issues. We are convinced that as our corrective actions continue will favorably impact our operations and we will return the deck business and the overall company to profitability, possibly as soon as Q3.”

Consumer Finance Operations: For the first quarter ended March 31, 2005, revenues in this business segment were $1,505,000, as compared with $1,415,000 in the prior year quarter. Net loss in consumer finance operations was $121,000, as compared with a net loss of $2,000 for the same periods, respectively.

“During the first quarter, we continued to experience early payoffs of accounts in our portfolio of RIOs which has inhibited our ability to grow our revenues significantly. The early payoffs are a result of the low interest rate, easy credit refinancing environment. Recent interest rate changes, which we expected would reduce refinancing, thus far have had a nominal affect on the early payoff levels. Additionally, the interest rate environment resulted in a reduction in our finance margin in first quarter 2005 as compared with the first quarter 2004,” Gross said.

Management of USHS will host a conference call to discuss its first quarter 2005 results at 9:30 a.m. CST on Thursday, May 12, 2005.

To participate in the call, please dial 800-901-5213 (international callers dial 617-786-2962) at least five minutes prior to the start time of the call. The passcode for the call is 38207307. The call will also be simulcast and can be accessed on the Internet at www.fulldisclosure.com and www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 14 days. A telephone replay of the call will also be available through May 19, 2005. To listen to the telephone replay, dial 888-286-8010 (617-801-6888 outside the U.S.) and enter conference passcode 81882164.

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EXHIBIT 99.1 – Page 2

USHS REPORTS Q1 2005 RESULTS	PAGE THREE

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	(unaudited) Three months ended March,
	2005	2004
Revenues	$21,128	$18,181
Operating income (loss)	(1,895)	(365)
Income (loss) for continuing operations before income taxes	(1,950)	(423)
Income tax expense (benefit)	(718)	(167)
Net income (loss) from continuing operations	(1,232)	(256)
Net gain (loss) on discontinued operations	16	(18)
Net income (loss)	(1,216)	(274)
Net income (loss) per common share – basic and diluted:
Continuing operations	$(0.15)	$(0.04)
Discontinued operations	—	—
Net income (loss)	$(0.15)	$(0.04)
Number of weighted-average shares of common stock outstanding – basic and diluted	7,889,749	6,527,507

The Company has restated its financial data for the first quarter 2004 to reflect its RbA business as a discontinued operation.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

5/12/05

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Exhibit 99.1 – Page 3